EXHIBIT 15

Superior Uniform Group, Inc.
10055 Seminole Blvd.
Seminole, FL 33772

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Superior Uniform Group, Inc. and subsidiaries for the three month periods ended March 31, 2012 and 2011, as indicated in our report dated April 20, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter March 31, 2012 is incorporated by reference in Registration Statement on Form S-8 (File No. 33-105906, effective June 6, 2003).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

Tampa, Florida
April 20, 2012